Exhibit (k)(4)
Transfer Agent — Registrar
CERTIFIED COPY OF RESOLUTIONS OF
BOARD OF DIRECTORS OF
THE ZWEIG TOTAL RETURN FUND, INC.
RESOLVED:
     FIRST: Whereas State Street Bank and Trust Company is Transfer Agent and Registrar; and EquiServe Trust Company, N.A. is hereby appointed successor Transfer Agent and Registrar for all funds immediately upon the depletion or resilvering of all personalized security inventory appointing and utilized by State Street Bank and Trust Company as Transfer Agent and Registrar by September 1, 2001 or thereafter at the discretion of the Transfer Agent, and EquiServe Trust Company, N.A. having secured the aforementioned security inventory in its own name for utilization in providing stock transfer and registrar services; and EquiServe Limited Partnership is currently appointed Record Keeping Agent for both State Street Bank and Trust Company and EquiServe Trust Company, N.A. for the transfer and registration of certificates representing certain shares for which the Transfer Agent and Registrar currently provide services or will provide as hereafter authorized by their respective certificates of incorporation.
     SECOND: That the assignment of the transfer agency agreement, rights agreement or other related agreement between State Street Bank and Trust Company and this Corporation to EquiServe Trust Company, N.A. is hereby approved effective upon the appointment of EquiServe Trust Company, N.A. as the Transfer Agent and Registrar as set forth in Paragraph FIRST above.
     THIRD: That this Corporation shall protect and hold the Transfer Agent-Registrar harmless from all liability, claims of liability, and expense (including counsel fees) arising out of or in connection with the Transfer Agent-Registrar acting upon any signature, certificate or other document believed by it to be genuine and to have been signed by the proper person, or refusing in good faith to transfer a certificate if it is not satisfied as to the propriety of the requested transfer, or acting pursuant to any direction given by this corporation; that this Corporation will upon request of the Transfer Agent-Registrar undertake at this Corporation’s expense the defense of any such claim; and that notwithstanding the death, resignation or removal of any officer of this Corporation authorized to sign certificates of stock, the Transfer Agent-Registrar may continue to countersign certificates bearing the manual or facsimile signature of such offer until otherwise directed in writing by this Corporation.
     I, the undersigned, Jeffrey Lazar, Assistant Secretary of The Zweig Total Return Fund, Inc., the above named Corporation, do hereby certify that said Corporation was duly organized and is now existing under the laws of the State of Maryland, and that the foregoing is a copy of resolutions duly adopted by the Board of Directors of said Corporation at a meeting duly called and held on September 24, 2001, at which a quorum was present and acting throughout, and that said resolutions are still in full force and effect.
     IN WITNESS WHEREOF I have hereto set my hand and affixed the seal of the Corporation this 11th day of October, 2001.

/s/ Jeffrey Lazar
Assistant Secretary

(Corporate Seal)

STATE STREET BANK & TRUST COMPANY

STOCK TRANSFER AGENT SERVICES AGREEMENT FOR:

THE ZWEIG TOTAL RETURN FUND, INC.
This Agreement sets forth the terms and conditions under which State Street Bank & Trust Company (hereinafter referred to as “State Street”) will serve as sole Transfer Agent, Registrar, Dividend Disbursement and Dividend Reinvestment Agent for the Common Stock of The Zweig Total Return Fund, Inc. closed end mutual fund (hereinafter referred to as “Zweig”).
A.	TERM
The term of this Agreement shall be for a period of three (3) years, commencing from the effective date of this Agreement, September 1, 1997.
B.	FEE FOR STANDARD SERVICES
For the standard services as stated in Section C provided by State Street under this Agreement, Zweig will be charged as follows:

     $12,550          Monthly Administrative fee

Escalation: This Agreement shall be self renewing, and providing that service mix and volumes remain constant, the final year’s fees listed under the Fee for Standard Services section shall be increased by the accumulated change in the National Employment Cost Index for Service Producing Industries (Finance, Insurance, Real Estate) for the preceding years of the contract, as published by the Bureau of Labor Statistics of the United States Department of Labor. Fees will be increased on this basis on each successive contract anniversary thereafter.
Open Accounts: the terms of this Agreement will cover up to 14,000 Open Accounts per annum. Excess to be billed at $5.00 per Open Account.
C.	STANDARD SERVICES
State Street agrees to provide the following services to Zweig in accordance with the standard fees set forth in Section B.
Account Maintenance:
1.	Annual services as Transfer Agent, Registrar, Dividend Disbursement and Dividend Reinvestment Agent.

2.	Maintaining shareholder account, including the processing of new accounts, preparation and mailing W-9 certifications to new accounts and closing accounts.

3.	Posting and acknowledging address changes, tax ID number changes and W-9 certification, and all other routine file maintenance adjustments.

3a.	On-line remote access to shareholder and Fund database.

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4.	Posting all transactions, including routine and non-routine debit and credit certificates. To include all book or unissued shareholder transfer activity.

5.	Issuance and registration of stock certificates annually.*

6.	Researching and responding to all written shareholder and broker inquiries and phone inquiries.

7.	Daily Transfer Activity Journals reflecting ownership changes to be mailed to Zweig at the close of each week if required.

8.	Processing all New York Window items, mail items and legal transfers.

9.	Processing Indemnity Bonds, placing certificate stop transfer orders and replacing lost certificates.

10.	Coding multiple accounts at a single household to suppress duplicate report mailings.

11.	Maintaining closed accounts.
Mailing & Report Production Services:
1.	Addressing and mailing four (4) registered shareholder reports or letters via First Class Mail per annum.

2.	Preparing two (2) full or partial shareholder reports (including Statistical Reports) per annum.

3.	Preparing twelve (12) sets of shareholder labels per annum.

4.	Abandoned Property Reports provided at $1,000 per report and $3.00 per respondent.
Annual Meeting Services:
1.	Preparing one (1) full stockholder list as of the Annual Meeting record date.

2.	Addressing proxy cards for registered shareholders.

3.	Enclosing and mailing proxy cards with proxy statement, annual report and postage paid return envelope to all registered shareholders.

4.	Preparing one (1) set of registered broker labels and one (1) list of registered brokers for the Broker Search.

5.	Receiving, opening and examining returned proxies.

6.	Writing in connection with unsigned or improperly executed proxies.

7.	Tabulating returned proxies to include an unlimited number of proposals.

8.	Providing summary reports on the Proxy Vote Tabulation status as requested.

9.	Interface with Solicitor appointed by Zweig.

10.	Preparing one (1) final Annual Meeting list reflecting how each account has voted on each proposal.

11.	Attending the Annual Meeting as Inspector of Election.

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12.	Respondent Bank Services to include:
•	Processing each respondent bank omnibus proxy received.

•	Mailing respondent bank search cards.
Note: all out-of-pocket expenses including overprinting proxy cards, card stock, envelopes, postage and telecopy charges will be billed as incurred.
Dividend Disbursement Services:
As Dividend Disbursing and Paying Agent, State Street will perform the dividend related services listed, pursuant to the following terms and conditions:
•	All funds must be received by 1:00 p.m. Eastern Time on Payable Date or Mail Date via federal Funds Wire or State Street Bank Demand Deposit account debit.

1.	Preparing and mailing monthly dividend checks with an additional enclosure.

2.	Providing Automated Clearinghouse Funds (ACH) services.

3.	Replacing lost dividend checks.

4.	Providing photo copies of cashed dividend checks if requested.

5.	Processing and record keeping of accumulated uncashed dividend.

6.	Reconciling paid and outstanding dividend checks.

7.	Coding RPO/SAUK accounts to suppress mailing dividend checks to undeliverable addresses.

8.	Effecting wire transfer of funds to Depository Trust Company on payable date.

9.	Preparing and filing Federal Information Returns (Form 1099-DIV) of dividends paid during the year and mailing Forms 1099-DIV to each shareholder.

10.	Preparing and filing State Information Returns of dividends paid during the year to shareholders resident within such State in accordance with current State Filing regulations.

11.	Preparing and filing annual withholding return (Form 1042) and payments to the government of income taxes withheld from Non-resident Aliens and mailing Forms 1042 to each foreign shareholder.

12.	Performing the following duties as required by the Interest and Dividend Tax Compliance Act of 1983:

•	Withholding tax from shareholder accounts not in compliance with the provisions of the Act.

•	Reconciling and reporting taxes withheld, including additional 1099 reporting requirements, to the Internal Revenue Service.

•	Responding to shareholders regarding the regulations.

•	Mailing to new accounts which have had taxes withheld, to inform them of procedures to be followed to cease future back-up withholding.

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•	Annual mailing to pre-1984 accounts for which Tax Identification Numbers (TIN) have not yet been certified.

•	Performing shareholder file adjustments to reflect TIN certifications.
Note: Depository Wire charges required to fund dividend payments will be billed to Zweig as an expense.
Dividend Reinvestment Services:
As Administrator for the Open Market and/or Original Issue Dividend Reinvestment Plans (“DRP”), State Street will perform the listed DRP related services:
1.	Reinvestment and/or optional cash investment transactions of DRP participants.*

2.	Processing DTC monthly reinvestments at $250 per investment.

3.	Preparing and mailing a year-to-date dividend reinvestment statement with an additional enclosure to DRP participants upon completion of each monthly reinvestment.

4.	Preparing and mailing a year-to-date optional cash investment statement to participants upon the completion of each investment.

5.	Maintaining DRP accounts and establishing new DRP accounts.

6.	Processing sale/termination requests.*

7.	Processing withdrawal requests.

8.	Providing Zweig with a Dividend Reinvestment Investment Summary Report for each reinvestment and/or optional cash investment.

9.	Providing Safekeeping for DRP participant stock certificates.

10.	Researching and responding to shareholder inquiries regarding the Plan.

11.	Preparing and mailing Forms 1099 and Forms 1042 to DRP participants and completing related filings to the IRS.

12.	Preparing, mailing and filing Form 1099B relating to DRP sales.
D.	LIMITATIONS
The fees as stated in Section B include:
•	The issuance and registration of 4,000 stock certificates per annum. Excess to be billed at $1.50 per stock certificate.

•	A total of 142,000 DRP transactions (defined as a dividend reinvestment and/or cash investment), per annum. Excess to be billed at $1.25 each.

•	A total of 3,500 DRP redemptions (sales or withdrawals) per annum. Excess to be billed at $5.00 each.

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E.	SERVICES NOT COVERED
Items not included in the fees set forth in this Agreement for “Standard Services” Section B such as payment of stock dividends or splits or any other services associated with a special project will be billed separately on an appraisal basis.
Services required by legislation or regulatory fiat which become effective after the date of this Agreement shall not be a part of the Standard Services and shall be billed by appraisal.
All out-of-pocket expenses such as telephone line charges associated with toll free telephone calls, overprinting, insurance, stationary, envelopes, telecopy charges, excess material storage and disposal will be billed to Zweig as incurred.
F.	OTHER TERMS & CONDITIONS
Good funds to cover postage expenses in relation to the mailing of Annual Meeting materials by State Street by 1:00 p.m. Eastern Time on the scheduled mailing date.
Overtime charges will be assessed in the event material is delivered late for shareholder mailing unless the mail date is rescheduled to a later date. Such material includes, but is not limited to: proxy statements, annual, semi and quarterly reports, dividend enclosures and news releases. Receipt of material for mailing to shareholders must be received three (3) full business days in advance of the scheduled mail date.
G.	BILLING DEFINITION OF ACCOUNT MAINTENANCE
For billing purposes, number of accounts will be based on open accounts on file at the beginning of each billing period, plus any new accounts added during the billing period.
H.	TERMINATION
This Agreement may be terminated by either party upon sixty (60) days written notice to the other. However, State Street may terminate this Agreement upon written notice to Zweig if Zweig has breached its obligation as described in Section I set forth below by failing to make payment of invoices for a period of three (3) consecutive months and Zweig has failed to cure such breach within five (5) business days of receipt of such notice.
Should Zweig or State Street exercise its right to terminate this Agreement, all out-of-pocket expenses associated with the transfer of records and material will be borne by Zweig. Out-of-pocket expenses may, if required, include costs associated with any year-end Federal and/or State tax reporting responsibilities.
I.	PAYMENT FOR SERVICES
It is agreed that invoices will be rendered and payable on a monthly basis. Each billing period will, therefore, be for a one (1) month duration. Zweig agrees to pay all fees and reimbursable expenses within thirty days (30) following the receipt of the respective billing notice. Interest charges may begin to accrue on unpaid balances for more than forty-five (45) days.

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J.	NON-ASSIGNABILITY
This Agreement, and the duties, obligations and services to be provided herein, may not be assigned or otherwise transferred without prior written consent of Zweig.
K.	CONFIDENTIALITY
The information contained in this Agreement is confidential and proprietary in nature. By receiving this Agreement, both parties agree that none of its directors, officers employees, or agents without the prior written consent of the other party will divulge, furnish or make accessible to any third party, except as permitted by the next sentence, any part of this Agreement or information in connection therewith which has been or may be made available to it. In this regard, both parties agree that they will limit access to the Agreement and such information to only those officers and employees with responsibilities for analyzing the Agreement and to such independent consultants hired expressly for the purpose of assisting in such analysis. In addition, both parties agree that any persons to whom such information is properly disclosed shall be informed of the confidential nature of the Agreement and the information relating thereto, and shall be directed to treat the same appropriately.
L.	CONTRACT ACCEPTANCE
In witness whereof, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly agreed and authorized, as of the effective date of this Agreement.

STATE STREET BANK & TRUST COMPANY		THE ZWEIG TOTAL RETURN FUND, INC.

By:	/s/ Illegible	By:	/s/ Jeffrey Lazar

	Title: Vice President Date: June 19, 1997		Title: Vice President Date: June 10, 1997